The contract No.: 4100520082004020187
Renminbi Fund of China Development Bank
General Loan Contract
(For Expressway Project)

The loan type: Fundamental Construction
The project name: The Expressway Project from Pingdingshan to Linru of Henan Province
The borrower: The Pingdingshan Pinglin Toll Road Company Ltd.
The loaner: China Development Bank

The Borrower: The Pingdingshan Pinglin Toll Road Company Ltd.
Address: The Real Estate Mansion of Industrial and Commercial Bank of China, North Section of Zhongxing Road
The legal representative: Li Xipeng
Post Code: 467000
The transactor: Zhang Chunxian
Telephone No.: 86-375-2985168
Fax: 86-375-2935558

The loaner: China Development Bank
Address: No. 29, Fuchengmenwai Str. Xicheng District, Beijing City
The legal representative: Chen Yuan
Post Code: 100037
The Handling Branch: The Henan Branch of China Development Bank
Address of the Branch: 16-18 floors of the Henan Newspaper Mansion, No. 28, East Section of the Agriculture Road, Zhengzhou City
The Superintendent of the Branch: Liu Yong
Post Code: 450008
The transactor: Wang Pengfei
Telephone No.: 86-371-65795883
Fax: 86-371-65798520

For the construction of Pingdingshan-Linru Expressway Project of Henan Province, the borrower applies to the loaner for a RMB loan, and the loaner agrees to issue the loan. In accordance with the stipulations of relevant state laws and regulations, the loaner and borrower conclude this contract upon consensus through consultation, abiding by the principles of equality, voluntariness, fairness, honesty and credibility.

Article 1 Definition

Unless otherwise stipulated by the contract, the following words used in this contract shall have the definitions as below:

I. Loan amount: refers to the loan amount that the loaner agrees to offer to the borrower.

II. Drawing date: refers to the date of transferring loan fund to deposit account which is specified in the contract by the two parties.

III. Principal repayment date: refers to the date of repaying the principal by the borrower that is stipulated in the contract.

IV. Loan account: is the account opened by the handling bank branch of the loaner to the borrower for recording such matters as loan principal issue and repayment of principal and interest.

V. Deposit account: is the account opened by the handling bank branch or settlement handling bank for the borrower to transact loan, transfer, deposit and settlement operations.

VI. Fund payment: refers to the activity of paying loan fund by the loaner to the deposit account of the borrower opened in the handling branch or settlement handling bank in accordance with the demands of the borrower.

VII. Handling bank branch: refers to the branch office of the loaner specifically in charge of such relevant matters as signing contract on the project and management after loan in accordance with the authorization of the loaner.

VIII. Settlement handling bank: refers to the bank responsible for providing settlement service for the borrower and supervising the use of loan fund related to the Contract as required in accordance with relevant agreement.

IX. Grace period: is the term for the borrower to pay loan interest only without repaying the principal.

X. Business days: refer to the working days of the loaner excluding statutory holidays and public holidays.

XI. Overdue loan: refers to the loan that is not repaid as per the principal repayment date agreed in the Contract.

XII. Diverted loan: refers to the loan diverted to other purposes instead of those agreed in the Contract.

XIII. Interest settlement date: is the date on which the borrower shall pay the interest to the loaner. The interest settlement date specified in the contract is the 20th of March, June, September and December every year. The last interest settlement date under the contract is the principal repayment date of the last loan, clearing the interest with the principal. In case of the statutory holiday and public holiday, the settlement date shall be postponed to the first business day of the loaner after the statutory holiday and public holiday; however, if the first business day of the loaner after the statutory holiday and public holiday is not in the same month with the settlement date specified in the contract, the settlement date shall be moved up to the last business day before the holiday.

Article 2 Loan amount

The loan amount under the contract is RMB 1, 700,000,000 Yuan (only one point seven billion Yuan).

Article 3 Usage of Loan

The usage of the loan under the contract is: Pingdingshan-Linru Expressway Project of Henan Province.

The borrower is not allowed to unwarrantedly use or divert the loan under the contract or use the fund in the fields explicitly prohibited by our country. A penalty interest shall be paid by the borrower in case of loan diversion.

Article 4 Loan Term

The loan term is from the drawing date of the first loan to the principal repayment date of the last loan stipulated in this contract, namely, from November 29, 2004 to November 28, 2022, 18 years in total. Among the term, there is a grace period for 3 years, namely, from November 29, 2004 to November 28, 2007.

Article 5 Loan Interest Rate, Loan Interest, Penalty Interest and Compound Interest

The interest rate applied for the first time under the contract is 6.12% annually.

The loan rate under the contract shall be adjusted once a full year since the drawing date of the first loan. Its adjusting standard shall be determined by the parties through further consultation. The adjusted rate shall be benchmark loan rate on adjusting day of the same level and period published by the People’s Bank of China in case both parties have not reached an agreement.

The penalty rate shall be charged on any overdue loan or diverted loan under the contract from the date of expiration or diverting day, until the overdue is returned or the act of diversion is corrected.

The penalty rate of overdue loan = loan rate in the contract × 130%

The penalty rate of diverted loan = loan rate in the contract × 150%

If the same loan is overdue and diverted simultaneously, the penalty rate on it selects the more serious one.

The compound interest is charged on the interest that cannot be paid as scheduled, and of which the compound interest is charged with the respective penalty rate on overdue loan or diverted loan whose interest not paid as scheduled.

The interest shall be calculated on the loan under the contract from the date when the loaner transfers the fund into the deposit account of the borrower. The borrower shall put the interest payable into the deposit account opened by handling bank branch of the loaner before the interest settlement date, and the loaner collects it directly from the account; the borrower shall bear relevant expenditure of fund in transit in case of failure to pay the interest payable as specified in the contract.

Article 6 Terms of Drawing

The borrower shall conduct drawing subject to the fulfillment of the following terms:

I. The loan contract shall remain in effect and the borrower has not conducted the acts in breach of contract;

II. The capital fund shall be paid in the same proportion with the progress of the project;

III. The application submitted by the borrower to the loaner through the “Forward Counter Network System” shall be in accordance with the relevant agreement signed in this respect;

IV. The pledge contract as required by the Contract has been signed and come into effect.

Article 7 Drawing

The specific drawing plan of the loan fund under the contract shall be conducted in accordance with the annual loan contract signed by the borrower and the loaner.

The borrower shall submit the Loan Voucher to the handling bank branch of the loaner before the agreed drawing day.

In case of unable to draw the loan as per the date and the amount required by the contract for special reasons, the borrower shall present an application in written form to the loaner 15 days before the agreed drawing day, and sign the Agreement of Drawing Plan Change after examined and approved by the loaner.

If the borrower has not drawn the loan according to the date and amount agreed in the drawing plan or the Agreement of Drawing Plan Change, the loaner has the right to put the fund as per agreed date and amount directly into the deposit account of the borrower opened by the handling bank branch of the loaner.

Article 8 Repayment

The borrower shall repay the principal and interest due on time and in full according to the repayment plan stated below:

RMB 1 million Yuan on November 29, 2007;
RMB 19 million Yuan on May 20, 2008; RMB 20 million Yuan on November 20, 2008;
RMB 20 million Yuan on May 20, 2009; RMB 20 million Yuan on November 20, 2009;
RMB 20 million Yuan on May 20, 2010; RMB 20 million Yuan on November 20, 2010;
RMB 20 million Yuan on May 20, 2011; RMB 20 million Yuan on November 20, 2011;
RMB 20 million Yuan on May 20, 2012; RMB 20 million Yuan on November 20, 2012;
RMB 60 million Yuan on May 20, 2013; RMB 60 million Yuan on November 20, 2013;
RMB 60 million Yuan on May 20, 2014; RMB 60 million Yuan on November 20, 2014;
RMB 60 million Yuan on May 20, 2015; RMB 60 million Yuan on November 20, 2015;
RMB 60 million Yuan on May 20, 2016; RMB 60 million Yuan on November 20, 2016;
RMB 60 million Yuan on May 20, 2017; RMB 60 million Yuan on November 20, 2017;
RMB 90 million Yuan on May 20, 2018; RMB 90 million Yuan on November 20, 2018;
RMB 90 million Yuan on May 20, 2019; RMB 90 million Yuan on November 20, 2019;
RMB 90 million Yuan on May 20, 2020; RMB 90 million Yuan on November 20, 2020;
RMB 90 million Yuan on May 20, 2021; RMB 90 million Yuan on November 20, 2021;
RMB 90 million Yuan on May 20, 2022; RMB 90 million Yuan on November 28, 2022;

The borrower shall deposit the principal payable before the principal repayment date into its deposit account opened in the handling branch of the loaner, for the loaner to draw directly from the account.

In case that the principal repayment date is statutory holiday or public holiday, the borrower may choose to repay the loan on the last business day before the holiday, and the loaner will not calculate the interest by the contract interest rate of the days between the repayment date and the due date; the borrower may also choose to repay on the first business day after the holiday, and the loaner will additionally collect the interest of the days between the due date and the repayment date. The penalty interest will be charged from the due date as per the overdue loan in case of no repayment on the on the first business day after the holiday.

The borrower may apply to the loaner for adjusting repayment plan or an extension if it is unable to repay the loan principal in accordance with the repayment plan or loan term stipulated in the contract. The borrower shall put forward the written application to the loaner 60 days before the agreed principal repayment date, and sign the Agreement of Repayment Plan Change or Agreement of Loan Extension.

The penalty shall be charged if the borrower has not repaid the due loan principal as required by the contract.

Article 9 Repayment Sequence

If the fund repaid by the borrower is less than the total amount due on the day agreed in the contract, the fund shall be arranged in the following sequence:

I. To pay the expense, compensation, damages and breach penalty payable as required by the contract;

II. To pay the penalty interest and compound interest payable;

III. To pay the interest payable;

IV. To pay the principal payable.

The fund shall be paid according to the sequence of relevant funds if the amount paid by the borrower can not pay off the total fund of the same sequence.

Article 10 Advance Repayment

The borrower shall apply in written form 30 days before the drafted repayment date if he wants to repay in advance. After the loaner agrees in written form in advance, the borrower can repay the loan under this contract. The borrower can not repay the loan under this contract without loaner’s agreement in written form in advance.

Article 11 Account Management

The borrower shall open loan account and deposit account in the borrower’s handling branch before Nov. 29, 2004, which will be used by the loaner to offer loans, arrange settlement and reclaim principal and interest of loan.

Article 12 Settlement Handling Bank

The loaner makes _________ as settlement handling bank, and the borrower shall open account in settlement handling bank. The payment of capital in this account shall be supervised by loaner and settlement handling bank.

The detailed content of loan fund payment mentioned above is: petty repayment of Pingdingshan-Linru Expressway Project.

Settlement handling bank shall strictly appropriate fund according to intended use of the loan. If the fund required to be paid by the borrower is not in accordance with the usage stipulated in this contract, settlement handling bank shall momentarily stop to pay, inform loaner timely and decide for payment after negotiation with loaner’s handling bank.

Article 13 Forward Counter

The borrower shall enter into “Forward Counter Network System” according to requirements of the loaner, sign relevant agreements of entering into this system with loaner and transact payment settlement of loan according to relevant stipulations.

Article 14 Statement and Guarantee of the Borrower

I. The borrower is a legal person established according to law with valid business license, and the borrower owns assets and operate its business according to law;

II. The borrower’s internal authorization procedures for signing this contract have been finished, and the one signing this contract is a valid authorized representative. The contract is valid, namely, it has legal restraint force for borrower;

III. The financial report borrower offered to loaner is compiled according to current valid laws, regulations and accepted accounting standards, which truly and accurately reflects borrower’s financial position in the year of report;

IV. Other materials borrower supplied to loaner are true and accurate, and the copies submitted all agree with the originals;

V. The borrower affirms that its loan project has approved by relevant examination and approval departments, and guarantee that all approval documents are true and legal;

VI. The technical plan, construction content and construction scale of loan project is reasonable and feasible, and the borrower has not the situations of reducing, expanding or breaking through construction scale and standard without authorization.

Article 15 Fund Payment

The borrower shall forecast fund demands at the beginning of month and report the payment demands to the loaner’s handling bank branch in the form of telephone, fax or other forms.

The borrower shall submit basis of payment advice note and fund payment to loaner’s handling bank branch on drafted payment date. The loaner will approve above documents according to internal management procedures and transact payment procedures on the day when receiving payment advice note for the payment requirements are with true payment basis and complete after approval. The loaner can momentarily pay or withhold to pay for the payment basis is not true, complete or fund appropriation and project accomplishment is not accordant.

Fund payment basis borrower submitted shall include: project budgetary estimate approved by authorized departments, project preliminary design, project contract, investment project list, investment plan and other materials loaner required borrower to supply, etc.

Article 16 Examination on Funds Use

After paying loan capital, the loaner has the right to examine loan capital use under this contract in field or non-field. The borrower shall submit execution situation of loan capital use and relevant capital use credence to loaner’s handling bank branch according to requirements of loaner; the loaner can examine use in field, and the borrower shall actively cooperate and offer relevant materials according to requirements of loaner. The loaner shall examine:

I. Whether the project capital reaches according to the engagement;

II. Whether the intended use of the loan is changed, and during the process from loan payment to forming work quantity, whether there are loaner prohibited regions such as security trading, futures trading, real estate operation and risk investment, etc;

III. Whether the project goes smoothly, whether there is serious accident, whether the major equipments are mounted timely and whether the construction period is prolonged;

IV. Check for project accumulated finished quantity and project image progress with project accumulated fiscal charges, and the charge expenses;

V. Whether the estimated total investment is in the budgetary estimate range;

VI. Other situations loaner wanted to check

In the process of examination, if the loaner finds un-proper funds use causing loan project building successfully, he can require the borrower to amend within a definite time.

Article 17 Information Disclosure

I. During the building period of loan project under this contract, the loaner shall report last month loan project statistics monthly report to loaner’s handling bank branch according to requirements of loaner before 5th of each month, and submit the loan project annual report of last year to loaner’s handling bank branch according to form required by loaner before Feb. 15 of every year;

II. The borrower shall submit such relevant data as the financial settlement report of project completion to the loaner’s handling bank branch within 15 days after finishing the settlement report of the loan project under the contract;

III. The borrower shall submit whole set of financial report of last year (including balance sheet, profit and loss statement, statement of cash flow and audit report) audited by CPA firm or department which approved by the loaner before March 31 of each year; submit last quarter’s whole financial report to the loaner in the first 10 days of every quarter; submit whole set of the first half year’s financial report to loaner before Sep. 10 annually;

IV. The borrower submits last year’s financial receipts and expenditures to the loaner before May 31 annually;

V. If the borrower changes name, address, registered capital, business scope, company types and articles of association, or large change in finance, he shall inform loaner 10 days before in written form and report relative materials to loaner to put on record. The legal representative or finance chief of the borrower changes greatly, timely inform loaner in written form.

VI. The loaner has the right to ask the borrower to supply the important dynamic information about funds utilization from project established to contract termination date, and the borrower shall supply timely.

Article 18 Loan Project Supervision

I. The loaner can periodically visit the borrower and loan project to understand loan project situation adopting following methods:

1. To listen to the introduction of the borrower to the loan project;

2. To look over the financial and accounting data and other relevant data, such as financial report, accounting document, and account books, etc.

3. To enter into the construction project sites for examination, investigate and check the tendering and bidding, engineering quality and construction figure progress of the loan project, etc.

4. To check the financial and capital situation of the borrower, acquaint with the situation from the employees, and listen to the opinions;

The borrower shall cooperate with the loaner on the activities above.

II. If tendering and bidding the single project over 1 million Yuan under the contract, the borrower shall inform the loaner within 10 working days before the beginning of tendering and bidding activity. The loaner may conduct supervision and inspection on the activities and the borrower shall give cooperation. The ways of supervision and inspection are as follows:

1. To examine the tender announcement, invitation for bidding, tender document and bidding document, and check the qualification level and credit standing of the bidder;

2. To supervise the opening of tender and comment on tender, and sit in on the important meetings related to tendering and bidding matters;

3. To investigate and understand the situation and hear the opinions from the tenderer, bidder, tender agency, relevant competent administrative department and tender notary organization;

4. To review the report, contract and relevant documents of tendering and bidding conditions;

5. To examine on site, and investigate and check the performance of tender results.

III. The borrower shall invite the qualified engineering supervision organization for the supervision of engineering construction and equipment installation and debugging in accordance with relevant state stipulations of engineering supervision and industry requirements. As required by the loaner, the borrower shall provide relevant reports of engineering supervision in specified term.

IV. The borrower shall cover insurance for relevant construction projects under the contract in accordance with relevant state stipulations and industry requirements. As required by the loaner, the borrower shall provide relevant copies of insurance contract or insurance documents in specified term.

Article 19 Rights and Obligations of the Borrower

I. The borrower shall withdraw money according to the withdrawal plan agreed in the contract;

II. The borrower shall repay the principal and interest of the loan according to the agreement in the contract;

III. If the borrower’s management assets transfer activity involves 50% of its total assets, the borrower shall firstly get loaner’s written consent;

IV. If the borrower has title or system change activities such as company combination and dividing, the borrower shall inform the loaner the change plans 60 days in advance, and get the loaner’s consent. The above change plans shall not damage the loaner’s legal interests under this contract;

V. If the value of pledges under this contract is reduced which influences the loan security, the borrower shall make up the pledges in the time limit required by the loaner, and both parties shall sign valid pledge contract under laws;

VI. If the borrower provides guarantee for a third party and the guarantee assets will exceed 70% of the net assets in finance statements during the recent years, the borrower shall firstly get loaner’s written consent;

VII. The borrower can not apply loan from the loaner with approaches like false claim of construction project;

VIII. The borrower shall cooperate with the credit rating work of the loaner, and provide relevant material required by the loaner.

Article 20 Rights and Obligations of the Loaner

I. The loaner has the right to reclaim loan principal and interest as stipulated in the contract;

II. After reaching a consensus through consultation with the borrower, the loaner has the right to decide whether to announce publicly the credit rating result of the borrower or not;

III. The loaner has the right to give annual recheck on the borrower’s credit and loan project during loan issuing period as stipulated in the contract to decide whether go on the issuing to the borrower; if match the condition, go on with the issuing and sign the annual loan contract; if do not match, cancel the loan;

IV. The loaner shall perform the regulations of People's Bank of China on interest rates and interest charging;

V. The loaner shall adjust the interest rate as stipulated in the contract, and shall inform the borrower the rate adjusting information.

Article 21 Guaranty

This contract adopts the following guaranty approaches:

The pledger—Pingdingshan PingLin Toll Road Company Ltd. provides pledge guaranty with its part Toll Collection Right of Pingdingshan—Linru Expressway of Henan Province under laws; the pledge percentage of part Toll Collection Right enjoyed by the pledgee shall be equal with the percentage of this loan in the total loan of project of Pingdingshan—Linru Expressway under this contract.

The pledger shall sign valid pledge contract with the loaner timely according to laws.

Article 22 Breaching Event and Responsibility of the Borrower

I. If the borrower violates provisions in Article 15-19 or 21, or any statement and guaranty of the borrower in Article 14 is proved to be misleading, the loaner has rights to require the borrower to correct in limited time; if the borrower does not correct in limited time, the loaner has rights to carry out one or more measures as follows:

1. To stop issuing loan;

2. To announce that the loan become due in advance and at the same time require the borrower to pay back the issued principal and interest in limited time, and has the right to deduct the repaying fund directly form the bank account of the borrower (when signing the contract, the borrower has authorized the loaner to exercise the above right to deduct the repaying fund directly);

3. To unilaterally terminate the contract.

II. If the borrower violates the stipulations of other articles except the first article, the loaner has the right to require the borrower to correct in time limit; if the borrower does not correct as required, and the loaner has the right to require the borrower to pay liquidated damages of 0.1% of the borrowed funds when the violation happens. If the damages payment could not make up the economic loss of loaner, the loaner has the right to require the borrower to pay.

III. If there is lawsuit because of the borrower’s breach, the attorney fee of the loaner for the lawsuit must be paid by the borrower.

Article 23 Breaching Event and Responsibility of the Borrower

I. If the loaner does not provide the loan for the borrower or charge the interest as stipulated in the contract, the borrower has the right to require the loaner to correct in time limit; the loss of the borrower must be paid by the loaner;

II. If there is lawsuit because of the loaner’s breach, the attorney fee of the borrower for the lawsuit must be paid by the loaner.

Article 24 Alteration and Termination of the Contract

I. Unless otherwise stipulated, after the contract comes into effect, any party shall not unilaterally modify or terminate the contract. The alteration and termination of the contract shall be exercised by consensus of both the borrower and loaner and come into one written agreement;

II. The loaner can transfer all or part of the rights under this contract to a third person, and the above transfer shall be informed to the borrower;

III. If there are changes of state laws, regulations and policies which lead to all or part of the contract articles not meet the requirements of state laws, regulations and policies, the borrower and the loaner shall negotiate with each other to modify the relevant articles.

IV. The lender and borrower shall inform the other party timely and take effective measures to avoid the expanding of loss, if they can not fulfill the contract for the reason of force majeure. The party who suffered force majeure shall provide detailed force majeure information and documentary evidence from relevant government about the force majeure to the other party in 20 days when it happens. The lender and borrower shall work out corresponding resolution timely.

Article 25 Completeness of contract

This contract consists of the complement, revision or alteration of each item.

Article 26 Secrecy

Without agreement of the borrower and the loaner, either of them can not reveal the content of this contract to the third person.

Article 27 Dispute settlement

If there is dispute between the borrower and the loaner when implementing the contract, both parties settle it through coordination; if it can not settled through coordination, solve it through lawsuit in the people’s court in the location of the loaner.

Article 28 Others

I. This contract not completely matters concerned will be coordinated by the borrower and the loaner or executed according to stipulations of relevant laws and regulations.

II. This original contract is in duplicate, both the borrower and the loaner hold one; the copy has 11 pieces, the borrower holding 4, the loaner holding 6 and settlement handling bank holding 1.

Article 29 Effectiveness and Termination of Contract

This contract comes into effect from the date when the borrower and the loaner sign and seal on the contract, and terminates when all debts under this contract are discharged.

The borrower: The Pingdingshan Pinglin Toll Road Company Ltd. (common seal)
The legal representative: /s/ Li Xipeng
(Or the authorized agent)
Date: Nov. 29, 2004

The bank of deposit and its account number:

The loaner: Special seal for contract of China Development Bank
The legal representative: /s/ Rong Geng
(Or the authorized agent)

Date: Nov. 29, 2004

The contract signing place: Zhengzhou City, Henan Province